R.R. Hawkins & Associates International, a Professional Service Corporation

                                                   DOMESTIC & INTERNATIONAL BUSINESS CONSULTING

A superior method to building big business…”

February 19, 2010

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC   20549

Re:

Security Solutions Group, Inc.

File Reference No. 000-52822

We were previously the independent registered public accounting firm for Security Solutions Group, Inc. (formerly known as Corporate Equity Investments, Inc.), and under the date of March 23, 2009, we reported on the financial statements of Corporate Equity Investments, Inc. as of December 31, 2008 and 2007, and for the years then ended.

On February 3, 2010, the Company dismissed us as its independent registered public accounting firm.  We have read Security Solutions Group, Inc.’s statements included in Item 4.01 on Form 8-K/A regarding the recent change of auditors.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

R.R. Hawkins & Associates International, PSC

Corporate Headquarters

5777 W. Century Blvd.  , Suite No. 1500

Los Angeles, CA 90045

T: 310.553.5707  F: 310.553.5337

www.rrhawkins.com